Exhibit 99.1

MEDIA CONTACT:

Michelle Friedman

623-587-2108

PetSmart Appoints CEO Bob Moran as Chairman of the Board and

David K. Lenhardt as President and Chief Operating Officer

Phil Francis, Previous Executive Chairman, to Continue to Serve on PetSmart’s Board of

Directors, Lawrence “Chip” Molloy Appointed to Executive Vice President

PHOENIX, AZ – January 6, 2012 – The board of directors of PetSmart, Inc. (NASDAQ: PETM) has appointed Robert F. Moran as chairman of the board, and he will retain his title of chief executive officer. Moran, age 61, has been the company’s president and chief executive office since 2009, and served as president and chief operating officer from 2001 to 2009. Phil Francis, previously executive chairman, will remain a member of the board.

The board of directors also appointed David K. Lenhardt as the company’s new president and chief operating officer. Lenhardt, age 42, joined PetSmart as senior vice president of Services, Strategic Planning and Business Development in October 2000. He was appointed senior vice president, Store Operations and Services in February 2007, and, in February 2009, became the senior vice president, Store Operations and Human Resources. In January, 2011, he became executive vice president, assuming additional responsibility for Information Systems. Prior to joining PetSmart, Lenhardt worked at Bain & Company, Inc., as well as Merrill Lynch & Co., Inc.’s investment banking division.

The PetSmart board of directors also appointed Lawrence “Chip” Molloy to the additional position of Executive Vice President. Molloy, age 50, will retain his title and duties as chief financial officer, and has assumed additional responsibility, overseeing the company’s Real Estate and Legal functions.

Joseph O’Leary will continue to serve as the executive vice president of Merchandising, Marketing, Supply Chain and Strategic Planning, reporting to Lenhardt.

“Phil has provided his vision and leadership to PetSmart for 25 years, helping to make it the successful, thriving company it is today,” said Moran. “We’ll always be grateful for his contributions, and are fortunate he will remain an active and valuable member of our board.”

“During the last several years, we have focused on and invested in strategic succession planning, and as a result, we’ve assembled what I believe is one of the best leadership teams in retail,” continued Moran. “David has the experience, vision and ability to help lead PetSmart in our continuous pursuit of providing an unmatched customer experience, Chip has helped steer us toward record earnings even in a difficult economic environment, and Joe has proven to be a strategic leader with the right balance of creativity and foresight to help us maintain our momentum. I’m excited about the future for PetSmart under the leadership of this incredibly experienced, motivated and talented team.”

All changes will be effective Monday, January 30, 2012.

PetSmart, Inc. (NASDAQ: PETM) is the largest specialty pet retailer of services and solutions for the lifetime needs of pets. The company employs approximately 50,000 associates and operates more than 1,210 pet stores in the United States, Canada and Puerto Rico, over 189 in-store PetSmart® PetsHotel® dog and cat boarding facilities and is a leading online provider of pet supplies and pet care information (http://www.petsmart.com). PetSmart provides a broad range of competitively priced pet food and pet products; and offers dog training, pet grooming, pet boarding, PetSmart Doggie Day CampSM day care services and pet adoption services. Since 1994, PetSmart Charities, Inc., an independent 501(c)(3) non-profit animal welfare organization and the largest funder of animal welfare efforts in North America, has provided more than $134 million in grants and programs benefiting animal welfare organizations. Through its in-store pet adoption partnership with PetSmart Charities®, PetSmart has helped save the lives of more than 4.7 million pets.

Follow PetSmart on Twitter www.twitter.com/PetSmartTLC

Find PetSmart on Facebook www.facebook.com/PetSmart

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